Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Larry J. Miller Chairman, President and CEO 717-747-1500 lmiller@peoplesbanknet.com

Brunner Joins Local Bank Board

Financial Services Industry Executive Assumes Director Role

York, Pennsylvania (September 15, 2015) – Larry J. Miller, Chairman of the Boards of Directors of Codorus Valley Bancorp, Inc. (NASDAQ: CVLY) and PeoplesBank, A Codorus Valley Company (PeoplesBank), is pleased to announce that Brian Brunner has joined the Board of Directors of PeoplesBank.

Mr. Brunner has over thirty years of experience in the financial services industry and is currently the Division President of Account and Item Processing Sales within the Global Sales Organization of Fiserv, Inc. Fiserv, Inc. (NASDAQ: FISV) is a leading provider of financial services technology and one of FORTUNE® magazine's World's Most Admired Companies. The company employs more than 21,000 associates.

Mr. Brunner was an organizer and founding director for Bay Net Community Bank, a de novo bank established in the Baltimore, Maryland region. Most recently, he served as an independent director on the board of Madison Bancorp, Inc., which was acquired by Codorus Valley Bancorp, Inc. on January 16, 2015.

“We are delighted that Brian has joined our company,” said Mr. Miller. “We look forward to his counsel and leadership as we continue to serve the needs of our clients, neighbors and friends. His experience in financial services technology, as well as his understanding of the Maryland business climate, will be valuable as PeoplesBank continues its expansion throughout the region and enhances its technology offerings.”

Mr. Brunner is a graduate of the University of Maryland with a degree in Economics and attended the University of Virginia’s Darden Graduate School Program for Strategic Marketing. He currently resides in Westminster, Maryland.

PeoplesBank is a wholly-owned subsidiary of Codorus Valley Bancorp, Inc., the largest independent financial institution headquartered in York County. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at 25 financial centers conveniently located in communities throughout York County, Pennsylvania and Baltimore, Harford, and Carroll Counties in Maryland.

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